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                                                                     Exhibit 2.4
                                                                     -----------


           AMENDMENT NO. 1 (this "Amendment"), dated September 9, 1997, to the Stock Purchase Agreement (the "Agreement") dated as of August 12, 1997 by and between NutraMax Products, Inc., a Delaware corporation (the "Company"), and Cape Ann Investors, L.L.C., a Delaware limited liability company (the "Purchaser"). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Agreement.

           1. The first sentence of Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following sentence: "Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to issue, sell and deliver to the Purchaser, and the Purchaser agrees to purchase from the Company, 846,154 Shares."

           2. Section 5.6(b) of the Agreement is hereby amended by (a) inserting a comma after the word "thereof" at the end of clause (iv), (b) deleting the word "or" immediately preceding clause (v), (c) inserting after the word "otherwise" at the end of clause (v) the following: "or (vi) to one or more members of the Advisory Board of Chilmark in an aggregate amount of up to 40,000 Shares and subject to Section 9.3(d) hereof" and (d) inserting after the word "investor" in the proviso the following: "referred to in clause (v) or (vi) hereof."

           3. Section 9.3(d) of the Agreement is hereby amended by inserting after the word "Shares" at the end of the second sentence thereof the following:
"; and provided further that in the event the Purchaser shall transfer Shares to one or more members of the Advisory Board of Chilmark in accordance with Section 5.6(b)(vi), such member or members shall succeed to the rights and obligations of the Purchaser with respect to such Shares contained in Section 5.6 and
Article VI hereof, other than Section 6.2 hereof. No transfer of Shares to any member of the Advisory Board of Chilmark pursuant to the second proviso of the preceding sentence shall be effective unless and until such member (i) agrees in writing to be bound by all of the terms of and to perform all of the obligations of the Purchaser with respect to such Shares contained in Section 5.6 and
Article VI hereof, other than Section 6.2 hereof, and (ii) makes a representation as to such member to the same effects set forth for the Purchaser in Section 3.6 hereof or otherwise provides written evidence, reasonably satisfactory to the Company, that such transfer may be effected in compliance with the federal securities laws and applicable state securities laws."

           4. Except as expressly provided herein, the Agreement shall remain in full force and effect.

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           IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Amendment as of the date first above written.


                                        NUTRAMAX PRODUCTS, INC.


                                        By: /s/ Donald E. Lepone
                                           ---------------------------
                                            Name:  Donald E. Lepone
                                            Title:  President/CEO


                                        CAPE ANN INVESTORS, L.L.C.

                                        By: Chilmark Fund II, L.P.,
                                            its Managing Member

                                        By: Chilmark II, L.L.C.,
                                            its General Partner


                                        By: /s/ Joel S. Friedland
                                           ---------------------------
                                            Name:  Joel S. Friedland
                                            Title:  Vice President

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